PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated August 17, 2017)	Registration No. 333-219614

10,622,720 Ordinary Shares Represented by 531,136 American Depositary Shares

We are offering 10,622,720 ordinary shares represented by 531,136 American Depositary Shares, or ADSs to certain accredited investors under securities purchase agreements dated September 7, 2017 between us and the investors. Each ADS represents twenty ordinary shares. See “Description of American Depositary Shares” in the accompanying prospectus for more information.

In a concurrent private placement, we are selling to such investors unregistered warrants to purchase up to 531,136 ADSs represented by 10,622,720 of our ordinary shares at an initial exercise price of $12.07 per ADS, or the Warrants. The Warrants, the ADSs issuable upon the exercise of the Warrants and the ordinary shares represented by such ADSs are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder and/or Regulation S, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

Our ADSs and our warrants are listed on the NASDAQ Capital Market under the symbols “APOP” and “APOPW”, respectively. On September 6, 2017, the closing price of our ADSs and warrants on the NASDAQ Capital Market was $9.99 and $2.82, respectively.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on September 6, 2017, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $32.7 million. We have not issued any securities pursuant to Instruction I.B.5. of Form F-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 6 of the accompanying prospectus for a discussion of certain factors you should consider before investing in our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

We have retained H.C. Wainwright & Co., LLC to act as our placement agent in connection with the offering. The placement agent has agreed to use its “best efforts” to sell the securities offered by this prospectus supplement and the accompanying prospectus. We have agreed to pay the placement agent fees, in respect of ADSs placed by the placement agent, set forth in the table below, which assumes that we sell all of the securities we are offering.

	Per ADS	Total
Offering price	$8.100	$4,302,202
Placement agent’s fees (1)	$0.567	$84,963
Proceeds, before expenses, to us	$7.533	$4,217,239

(1)	We have agreed to pay the placement agent a non-accountable expense allowance of $15,000 and up to $30,000 for certain expenses. In addition, we have agreed to issue to the placement agent unregistered warrants to purchase a number of ADSs equal to 5% of the aggregate number of ADSs sold in this offering that are placed by the placement agent. See “Plan of Distribution” on page S-15 of this prospectus supplement for more information regarding the placement agent’s compensation.

We expect to deliver the securities being offered pursuant to this prospectus supplement on or about September 11, 2017.

H.C. Wainwright & Co.

The date of this prospectus supplement is September 7, 2017.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form F-3 (File No. 333-219614) that we initially filed with the Securities and Exchange Commission, or the SEC, on August 1, 2017, and that was declared effective by the SEC on August 17, 2017. This document is in two parts. The first part is this prospectus supplement which describes the terms of this offering of our ordinary shares and adds to and updates the information contained in the accompanying prospectus. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus relate to the offering of our ordinary shares. Before buying any of the ordinary shares offered hereby, we urge you to read carefully this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference as described below under the heading “Incorporation by Reference.” This prospectus supplement contains information about the ADSs offered hereby and may add to, update or change information in the accompanying prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information.

We are not making offers to sell or solicitations to buy our ADSs in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the respective document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or the time of any sale of a security.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Cellect”, “the Company” and “our Company” refer to Cellect Biotechnology Ltd. and its wholly-owned subsidiaries. References to “ordinary shares”, “ADSs”, “warrants” and “share capital” refer to the ordinary shares, ADSs, warrants and share capital, respectively, of Cellect.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD” or “$” refer to U.S. dollars, the lawful currency of the United States.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including the risks related to our business, our industry, investing in our securities and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes before making an investment in our securities.

Overview

We are an emerging biotechnology company that has developed a novel technology platform known as Apograft™ that functionally selects stem cells in order to improve the safety and efficacy of regenerative medicine and stem cell therapies. We aim to become the standard enabling technology for the enrichment of the stem cell population for companies developing stem cell therapies, for physicians practicing regenerative medicine and for researchers and academia engaged in stem cell research.

We believe our innovative technology platform represents a potential breakthrough in the field of regenerative medicine by using functional selection of stem cells. Efficient selection enables retention of most of the stem cells from various starting bulk of cells while neutralizing harmful mature cells from this bulk of raw material. Animal models suggest that this process results in dramatic decrease of toxicity coupled with the enrichment of the stem cell population.

Our Apograft technology platform takes advantage of a functional characteristic of stem cells relating to apoptosis. Apoptosis is the process of programmed cell death and is a vital part of physiological development and maintenance of all organisms. Stem cells flourish in an environment where normal cells die because their major role is reconstitution of damaged tissue. Stem cells are attracted to areas of cell death, areas typified by very high levels of apoptotic activity and apoptotic-inducing signals.

We are currently developing our first product based on our Apograft technology platform, the ApotainerTM selection kit. The Apotainer selection kit is an easy to use, cost effective, off the shelf stem cell selection kit. The Apograft technology platform is being tested for clinical use in allogeneic (using stem cells from a donor) hematopoietic stem cell transplantation, or HSCT for the treatment of hematological malignancies (blood cancers such as leukemia and lymphoma). HSCT, also known as bone marrow transplantation, has for decades been curative for many patients with hematological malignancies. Clinical trials have shown that HSCT can also be used for other non-malignant indications (such as autoimmune diseases), but is rarely used due to high toxicity. However, application of allogeneic HSCT is limited by graft-versus-host-disease, or GvHD, a condition in which the transplanted immune cells (populating the graft in 10,000 higher numbers then the stem cells) recognize the host cells and organs as foreign and attack them. GvHD does not resolve by itself and is a major cause of transplant-related morbidity and mortality. Despite improvements in the outcome of HSCT over recent years through improved supportive care, infection control and use of reduced intensity and reduced toxicity conditioning regimens, HSCT is still associated with significant morbidity and mortality mainly due to GvHD, and as such HSCT is restricted to patients with life threatening advanced diseases. Due to non-efficient selection of stem cells for HSCT, the complex and expansive laboratory process performed using technologies currently available is able to reduce toxicity only at a significant tradeoff —  failure of engraftment, graft rejection, cancer reoccurrence and high costs of treatment.

We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our Apograft technology platform in order to clinically validate that our technology can efficiently select stem cells resulting in neutralizing harmful cells and their associated medical complications. We believe that demonstrating the safety of our technology for this indication will validate the use of our Apograft technology platform for the treatment of other indications (e.g., solid organ transplantation and auto-immune diseases) and consequently for the adoption of our Apograft technology platform by stem cell therapeutic companies, academia, researchers and others seeking to enrich their stem cell population. In that regard, we believe that after the first reported results of our human trials, as discussed further below, we will achieve validation of our product’s safety profile, which may result in permitting us to further develop our technology for multiple indications, even before marketing approval is obtained. In addition, we believe such validation of our proof of concept will provide us with the opportunity to license our Apograft technology platform in the near term.

We plan to bring our Apotainer selection kits to market for HSCT as a combination product subject to the primary jurisdiction of the Center for Biologics Evaluation and Research, or CBER. The term “combination product”, when used to describe our Apotainer selection kits, refers to a product, regulated by the FDA, which is comprised of a consumable medical device (container) with a biological activity. We believe that our Apotainer selection kit will be designated as an orphan product and possibly as a fast track and breakthrough technology, which, if received, would result in a reduced cost of development and expedited marketing approvals, however there is no assurance that such designations will ever be obtained.

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All of our research efforts to date have culminated in two studies performed on human HSCT grafts. The first study was performed during 2015 - 2016. In this study we used small portions of human grafts to validate and optimize the process, and show robustness and repeatability of the process. More than 100 samples were analyzed for the different effects on the various groups of cells (stem and mature immune) as well as their functional capabilities (such as migration, colony forming). Some of these samples were transplanted into murine models for safety and GvHD assessments. Results from this study will be published at an upcoming medical conference. The second study, which was initiated in the first quarter of 2017, is performed on cancer patients undergoing matched related allogeneic HSCT transplantation. This Phase I/II trial was approved by the Israeli Ministry of Health and the Rambam Medical Center’s ethical committee. The first patient was recruited for this trial on February 6, 2017, and we expect interim results from this study during the second half of 2017.

Consequently, we hope to commence a second human trial in the United States and/or Europe in the first half of 2018. On May 3, 2017, we announced that the FDA provided us with pre-Investigational New Drug (IND) meeting minutes supporting an IND submission for ApoGraft and aim to initiate an FDA study before the end of 2017. We hope to initiate a pivotal study in 2018-2019.

On September 5, 2017, we announced that the FDA granted orphan drug designation for ApoGraft™ for the prevention of acute and chronic GVHD in transplant patients.

Our Strategy

We have developed a novel technology platform, the Apograft technology platform, for the functional selection of adult stem cells. This technology is expected to improve the safety and efficacy of regenerative medicine and stem cell therapies by a cost effective method of achieving stem cells for any indication in quality, quantity and competitive price. We aim to become the standard enabling technology for the enrichment of stem cells and manufacturing of any adult stem cells based products for companies developing stem cell therapies and for researchers and academia engaged in adult stem cell research.

Key elements of our strategy to accomplish this objective include the following:

●	Achieve relatively quick validation of the use of our Apograft technology platform in a clinical setting. We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our Apograft technology platform in order to clinically validate that our technology can efficiently select stem cells while eliminating harmful cells and consequently the medical complications such as GvHD. We believe hematopoietic cells transplantation to patients undergoing allogeneic HSCT can be dramatically improved. Based on our Apograft technology platform, we are currently developing the ApotainerTM selection kit, an off the shelf stem cell selection kit, which we believe may significantly improve the therapeutic potential of allogeneic HSCT by addressing major complications that currently contribute to the high morbidity and mortality of the procedure. We believe that the concomitant reduction of toxicity of allogeneic HSCT will allow clinicians to undertake HSCT earlier in the blood cancer treatment routine. Typically, combination products are expected to obtain relatively quicker validation from the FDA and the EMA when compared to pharmaceutical/ biological products and drugs. Based on our initial consultations with our U.S. and European regulatory consultants, we believe that we might only need to successfully complete a single pivotal study with a relatively small number of patients (approximately one hundred in total) in order to obtain marketing approval of our Apotainer selection kit for allogeneic HSCT. We believe such a study can be completed in approximately two to three years. However, there is no guarantee that the proposed pathway will be approved by the FDA or EMA, or that validation will occur as quickly as we hope, if at all. In addition, we believe that our product may achieve “breakthrough” designation with the FDA, enabling a fast track review and approval process by the FDA however there is no assurance that such designations will ever be obtained. Typically, the validation process for regular clinical development for standard cell therapy can take between eight and ten years. In comparison to the typical validation process timeline, we believe our technology platform may complete the validation process relatively quickly.

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●	Leverage our scientific, clinical and regulatory expertise to build and advance our Apograft technology platform beyond the allogeneic HSCT setting. Based on the validation of our Apotainer selection kit for clinical use in the allogeneic HSCT setting, we intend to test the kit for other indications such as solid organ transplantation and auto-immune system disorders (such as Type 1 diabetes, Crohn’s disease, psoriasis and lupus). We also intend to develop our Apograft technology platform for other sources of stem cells (e.g., cord blood and fat) and other types of stem cells — most notably mesenchymal and neural. We believe that by expanding the various applications, sources and types of stem cells that can be used with our technology, we will establish broad use of our Apograft technology platform.

●	Build a diversified product portfolio. Beginning with the development of our Apotainer selection kit as a combination product or medical device, which we believe will shorten the time to market, we intend to expand our product development and build a diversified product portfolio of Apograft based products for a broad spectrum of market segments, up to and including all production and research processes for stem cell based products. The pipeline of products is designed to address different markets beyond the clinical use such as products for research purposes and tools for manufacturing facilities for cell therapies and especially adult stem cells.

●	Selectively engage in strategic partnerships that establish our Apograft technology platform as the standard enabling technology for the enrichment of the stem cell population. We ultimately seek to collaborate with other companies engaged in developing stem cell therapies. By incorporating our Apograft technology into their manufacturing process we will be able to significantly reduce their cost of manufacturing while improving the end products. As we believe our Apograft technology will significantly increase the yields of the first step of manufacturing (harvesting the stem cells) from any source of stem cells (i.e. blood, bone marrow, fat) and will result in a more purified bulk of stem cells, the next steps needed to reach the final products will be shorter, more efficient, less costly and result in a better product. We intend to launch a proactive campaign for engaging those companies during 2017.

In the short term, we are currently focused on achieving the following critical milestones:

●	Pathway to first-in-human proof of concept: We are currently enrolling patients to a Phase I/II study performed on cancer patients undergoing matched related allogeneic HSCT. This Phase I/II trial was approved by the Israeli Ministry of Health and the Rambam Medical Center’s ethical committee. The first patient was recruited on February 6, 2017 and interim results are expected during the second half of 2017.

●	Pathway to product prototype: We are engaged in developing prototypes of our Apotainer selection kit. Recently, we demonstrated a proof of concept for the binding of the apoptotic protein to a polymer without impairing the protein’s apoptotic activity. We tested a number of polymers and binding methods and selected the one best suited for manufacturing the stem cell selection kits. We aim to complete development of the first prototype Apotainer selection kit by the end of 2017.

●	Patent portfolio enhancement: We are currently expanding our patent coverage from our current seven patent families by applying for additional patents for inventions created during the development. In addition, we are seeking relevant patents available for in licensing.

In the long term, we are focused on leveraging our key assets, including our intellectual property, our development team and our facilities, to advance our technologies and are pursuing strategic collaborations with members of academia and industry.

Regenerative Medicine and Cell Therapy

Our business focus is the development of technologies for the functional selection of stem cells in the field of regenerative medicine. According to Regenerative Medicine (2008, 3(1), 1-5 [47]), regenerative medicine is the “process of replacing or regenerating human cells, tissues or organs to restore or establish normal function”. Cell therapy as applied to regenerative medicine holds the promise of regenerating damaged tissues and organs in the body by rejuvenating damaged tissue and by stimulating the body’s own repair mechanisms to heal previously irreparable tissues and organs.

Medical cell therapies are classified into two types: allogeneic (cells from a third-party donor) or autologous (cells from one’s own body), with each offering its own distinct advantages. Allogeneic cells are beneficial when the patient’s own cells, whether due to disease or degeneration, are not as viable as those from a healthy donor. The use of healthy donors’ stem cells is severely limited by the accompanied immune cells of the donor which may attack cells or organs of the transplanted patient. This rejection is limited to adult cells with stem cells generally evading such rejection. Separation of the immune rejection causing cells from the stem cells is therefore the bottle neck of all stem cell based therapies.

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Regenerative medicine can be categorized into major subfields as follows:

●	Cell Therapy. Cell therapy involves the use of cells, whether derived from adults, children or embryos, third-party donors or patients, from various parts of the body, for the treatment of diseases or injuries. Therapeutic applications may include cancer vaccines, cell based immune-therapy, arthritis, heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and brain or spinal cord injuries. This subfield also includes the development of growth factors and serums and natural reagents that promote and guide cell development.

●	Tissue Engineering. This subfield involves using a combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs, or using a mixture of technology in a bioprinting process. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Therapeutic applications may include heart patch, bone re-growth, wound repair, replacement neo-urinary conduits, saphenous arterial grafts, inter-vertebral disc and spinal cord repair.

●	Diagnostics and Lab Services. This subfield involves the production and derivation of cell lines that may be used for the development of drugs and treatments for diseases or genetic defects. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells and cell-based diagnostic tools.

All living complex organisms start as a single cell that replicates, differentiates (into various tissues and organs) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to treat disease, regenerate damaged or aged tissue and provide functional as well as cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore immune system cells mainly after chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use world-wide and are typically reimbursed by insurance.

Over the past number of years, cell therapies have been in clinical development to attempt to treat an array of human diseases. The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials. Dendreon Corporation’s Provenge therapy for prostate cancer received FDA approval in early 2010. Researchers around the globe are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells for the treatment of numerous organ diseases or injuries, including those of the brain and spinal cord. Cell therapies are also being evaluated for safety and effectiveness to treat heart disease, autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases. While no assurances can be given regarding future medical developments, we believe that the field of cell therapy is a subset of biotechnology that holds promise to improve human health, help eliminate disease and minimize or ameliorate the pain and suffering from many common degenerative diseases relating to aging.

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THE OFFERING

The following summary contains basic information about our securities and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our ADSs, you should read the section of the accompanying prospectus entitled “Description of American Depositary Shares.”

Issuer	Cellect Biotechnology Ltd.

Securities we are offering	10,622,720 ordinary shares represented by 531,136 ADSs.

Offering price	$8.10 per ADS.

Concurrent private placement	In a concurrent private placement, for each ADS purchased in this offering, investors will receive an unregistered warrant to purchase 0.5 ADSs (a total of warrants to purchase an aggregate of 5,311,360 ordinary shares represented by 265,568 ADSs). The warrants have an exercise price of $12.07 per ADS, are immediately exercisable and will expire one year from the date of issuance. The Warrants, ADSs issuable upon the exercise of the Warrants and the ordinary shares represented by such ADSs are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) promulgated thereunder and/or Regulation S, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

Use of proceeds	We estimate the net proceeds from this offering will be approximately $4.0 million, after deducting placement agent fees and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including research and development, clinical trials and general and administrative expenses. See “Use of Proceeds” on page S-12 of this prospectus supplement.

Ordinary shares to be outstanding after this offering	119,843,679

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 6 of the accompanying prospectus, for a discussion of certain factors you should consider before investing in our securities.

Listings	Our ADSs and our warrants are listed on the NASDAQ Capital Market under the symbols “APOP” and “APOPW”, respectively.

Depositary	The Bank of New York Mellon

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 109,220,959 ordinary shares outstanding as of September 6, 2017, and excludes:

●	2,686,693 ordinary shares held in treasury;

●	10,907,890 ordinary shares issuable upon the exercise of 10,907,890 options at a weighted average exercise price of NIS 1.20 ($0.34) per share issuable under the Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme, or the 2014 Cellect Option Plan, and an additional 1,463,086 ordinary shares reserved for future issuance under our 2014 Cellect Option Plan;

●	227,358 ordinary shares issuable upon the exercise of 227,358 options at exercise price of NIS 1.00 ($0.28) per share issued to a consultant;

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●	1,927,801 ordinary shares issuable upon the exercise of 1,927,801 options (Series A) at an exercise price of NIS 2.1 ($0.59) per share;

●	20,700,420 ordinary shares underlying ADSs issuable upon exercise of the investor warrants issued in our U.S. initial public offering; and

●	321,020 ordinary shares underlying ADSs issuable upon exercise of representative’s warrants issued in our U.S. initial public offering.

Unless otherwise indicated, all information in this prospectus supplement assumes:

●	no exercise of the outstanding options or warrants described above;

●	no exercise of the warrants sold in the concurrent private placement;

●	no exercise of the placement agent’s warrant to be issued to the placement agent in connection with this offering.

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RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below and the information under the heading “Risk Factors” in the accompanying prospectus. In addition, please read “About this Prospectus Supplement” and “Special Note Regarding Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

Risks Relating to the ADSs and this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The investors in this offering will pay a substantially higher price than the book value of the ADSs.

If you purchase shares of the ADSs in this offering, you will incur an immediate and substantial dilution in net tangible book value. Our net tangible book value was $0.79 per ADS as of June 30, 2017. Upon the sale by us of all 531,136 ADSs offered hereby at a price of $8.10 per ADS, and after deducting the placement agent fees and estimated expenses payable by us, our adjusted net tangible book value as of June 30, 2017, would have been approximately $1.39 per ADS.

A substantial number of ADSs may be sold in this offering, which could cause the price of our ADSs or ordinary shares to decline.

In this offering we will sell 10,622,720 ordinary shares represented by 531,136 ADSs which represent approximately 9% of our outstanding ordinary shares as of September 6, 2017 after giving effect to the sale of the ordinary shares represented by ADSs. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could adversely affect the price of the ADSs on the NASDAQ Capital Market. We cannot predict the effect, if any, that market sales of ADSs or the availability of ADSs for sale will have on the market price of the ADSs.

Issuance of additional equity securities may adversely affect the market price of the ADSs or ordinary shares.

We are currently authorized to issue 500,000,000 ordinary shares, no par value. As of September 6, 2017, we had 109,220,959 ordinary shares issued and outstanding, excluding treasury shares. As of September 6, 2017, we also had 21,021,440 warrants and 13,063,049 options outstanding, of which 6,082,196 options are currently fully vested or vest within the next 60 days.

To the extent that ADSs or ordinary shares are issued or options and warrants are exercised, holders of the ADSs and our ordinary shares will experience dilution. In addition, in the event of any future issuances of equity securities or securities convertible into or exchangeable for ADSs or ordinary shares, holders of the ADSs or our ordinary shares may experience dilution. We also consider from time to time various strategic alternatives that could involve issuances of additional ADSs or ordinary shares, including but not limited to acquisitions and business combinations, but do not currently have any definitive plans to enter into any of these transactions.

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We have no plans to pay dividends on our ordinary shares, and you may not receive funds without selling the ADSs or ordinary shares.

We have not declared or paid any cash dividends on our ordinary shares, nor do we expect to pay any cash dividends on our ordinary shares for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth and for future stock repurchases and, therefore, we have no plans to pay cash dividends on our ordinary shares at this time. Any future determination to pay cash dividends on our ordinary shares will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, and other factors that our board of directors deems relevant. Accordingly, you may have to sell some or all of the ADSs or ordinary shares in order to generate cash from your investment. You may not receive a gain on your investment when you sell the ADSs or ordinary shares and may lose the entire amount of your investment.

The market price for our securities may be volatile.

The market price for our securities is likely to be highly volatile and subject to wide fluctuations in response to numerous factors including the following:

●	our failure to obtain the approvals necessary to commence clinical trials;

●	results of clinical and preclinical studies;

●	announcements of regulatory approval or the failure to obtain it, or changes or delays in the regulatory review process;

●	announcements of technological innovations, new products or product enhancements by us or others;

●	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

●	changes or developments in laws, regulations or decisions applicable to our product candidates or patents;

●	any adverse changes to our relationship with manufacturers or suppliers;

●	announcements concerning our competitors or the regenerative medicine or healthcare industries in general;

●	achievement of expected product sales and profitability or our failure to meet expectations;

●	our commencement of or results of, or involvement in, litigation, including, but not limited to, any product liability actions or intellectual property infringement actions;

●	any major changes in our board of directors, management or other key personnel;

●	announcements by us of significant strategic partnerships, out-licensing, in-licensing, joint ventures, acquisitions or capital commitments;

●	expiration or terminations of licenses, research contracts or other collaboration agreements;

●	public concern as to the safety of our products that we, our licensees or others develop;

●	success of research and development projects;

●	developments concerning intellectual property rights or regulatory approvals;

●	variations in our and our competitors’ results of operations;

●	changes in earnings estimates or recommendations by securities analysts, if our ordinary shares or the ADSs or the warrants are covered by analysts;

●	future issuances of ordinary shares, ADSs or warrants or other securities;

●	general market conditions, including the volatility of market prices for shares of healthcare companies generally, and other factors, including factors unrelated to our operating performance; and

●	the other factors described in this “Risk Factors” section.

S-8

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our securities, which would result in substantial losses by our investors. In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of any particular company. These market fluctuations may also have a material adverse effect on the market price of our ADSs and warrants.

If we were to be characterized as a PFIC for U.S. tax purposes, U.S. holders of our ADSs could have adverse U.S. income tax consequences.

If we were to be characterized as a PFIC under the U.S. Internal Revenue Code of 1986, as amended, or the Code, in any taxable year during which a U.S. taxpayer owns ADSs, such U.S. holder could be liable for additional taxes and interest charges upon certain distributions by us and any gain recognized on a sale, exchange or other disposition, including a pledge, of the ADSs, whether or not we continue to be a PFIC. Based on the nature of our business, the projected composition of our income and the projected composition and estimated fair market values of our assets, we may be classified as a PFIC. In addition, we may have been a PFIC in prior years and may be a PFIC in the future. U.S. Holders who hold ordinary shares or ADSs or warrants during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to specified exceptions for U.S. Holders who made a QEF or mark-to-market election. A U.S. investor may be able to mitigate some of the adverse U.S. federal income tax consequences with respect to owning the ADSs for our taxable year ended December 31, 2016, provided that such U.S. investor is eligible to make, and successfully makes, a “mark-to-market” election. U.S. investors could also mitigate some of the adverse U.S. federal income tax consequences of us being classified as a PFIC by making a “qualified electing fund” election. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a “qualified electing fund” or “mark-to-market” election with respect to our ADSs in the event we that qualify as a PFIC.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain express or implied “forward-looking statements” within the meaning of U.S. Federal securities laws. These forward-looking statements include, but are not limited to:

●	our expectations regarding the timing of commencing clinical trials with respect to our ApoGraft process and our Apotainer selection kit;

●	our expectations regarding the progress of our clinical trials, including the duration, cost and whether such trials will be conducted at all;

●	our intention to hold meetings with regulators and apply for regulatory approval for our product candidates, and the costs and timing of such regulatory approvals;

●	the likelihood of regulatory approvals for our product candidates;

●	the timing and cost of the developments of our prototype Apotainer selection kit;

●	our expectation to obtain a sufficient supply of FasL for our needs in the foreseeable future;

●	the market size and future sales of our product candidates or any other future products or product candidates;

●	that our technology may potentially improve the safety and efficacy of regenerative medicine stem cell therapy and other potential advantages of our selection process for physicians, academics, researchers and others;

●	our intention to expand our product development and build a diversified product portfolio of Apograft products for a broad spectrum of market segments; and

●	our estimates regarding anticipated expenses, capital requirements and our needs for substantial additional financing.

S-9

In some cases, forward-looking statements are identified by terminology such as “believes”, “estimates”, “expects”, “intends”, “plans”, “potential”, “may”, “should”, “could”, “might”, “seeks”, “targets”, “will”, “would”, “projects”, “forecasts”, “continues” or “anticipates” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements may be included in, among other things, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.” In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus would not be interpreted differently in light of additional research and clinical and preclinical trials results.

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares traded on the Tel Aviv Stock Exchange, or TASE, under the symbol “APOP” from 1990 to September 3, 2017.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares in U.S. dollars. U.S. dollar per ordinary share amounts is calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS		U.S.$
	Price Per		Price Per
	Ordinary		Ordinary
	Share		Share
	High	Low	High	Low
Annual:
2016	1.998	0.45	0.520	0.117
2015	1.626	0.989	0.419	0.255
2014	1.531	0.705	0.428	0.197
2013	2.020	0.182	0.560	0.050
2012	1.706	0.169	0.443	0.043

Quarterly:
Third Quarter 2017 (through September 3, 2017)	1.656	1.134	0.462	0.316
Second Quarter 2017	1.856	1.315	0.517	0.367
First Quarter 2017	1.880	0.584	0.504	0.157
Fourth Quarter 2016	0.844	0.450	0.220	0.117
Third Quarter 2016	1.593	0.825	0.419	0.217
Second Quarter 2016	1.998	1.338	0.523	0.350
First Quarter 2016	1.499	1.207	0.384	0.309
Fourth Quarter 2015	1.472	1.040	0.380	0.268
Third Quarter 2015	1.381	1.143	0.359	0.297
Second Quarter 2015	1.626	1.267	0.420	0.327
First Quarter 2015	1.501	0.989	0.380	0.251

Most Recent Six Months:
September 2017 (through September 3, 2017)	1.656	1.656	0.462	0.462
August 2017	1.431	1.134	0.397	0.397
July 2017	1.408	1.305	0.397	0.368
June 2017	1.598	1.315	0.452	0.372
May 2017	1.856	1.639	0.516	0.456
April 2017	1.707	1.460	0.468	0.400

S-10

PRICE RANGE OF OUR ADSs AND U.S. LISTED WARRANTS

On July 29, 2016, our ADSs and listed warrants began trading on The NASDAQ Capital Market under the symbol “APOP” and “APOPW”, respectively.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of the ADSs on the NASDAQ Capital Market in U.S. dollars.

	U.S.$
	Price Per ADS
	High	Low
Annual:
2016 (from July 29, 2016)	5.300	2.660
Quarterly:
Third Quarter 2017 (through September 6, 2017)	10.060	6.250
Second Quarter 2017	10.360	7.600
First Quarter 2017	10.900	3.068
Fourth Quarter 2016	4.630	2.660
Third Quarter 2016 (from July 29, 2016)	5.300	4.390
Most Recent Six Months:
September 2017 (through September 6, 2017)	10.060	9.130
August 2017	8.780	6.250
July 2017	8.140	7.380
June 2017	8.980	7.600
May 2017	10.360	8.890
April 2017	9.570	7.940
March 2017	10.900	5.940

On September 6, 2017, the last reported sales price of the ADSs on the NASDAQ Capital Market was $9.99 per ADS.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our U.S. listed warrants on The NASDAQ Capital Market in U.S. dollars.

	U.S.$
	Price Per
	Warrant
	High	Low

Annual:
2016 (from July 29, 2016)	0.970	0.520
Quarterly:
Third Quarter 2017 (through September 6, 2017)	3.000	1.470
Second Quarter 2017	3.290	1.750
First Quarter 2017	3.644	0.380
Fourth Quarter 2016	0.850	0.520
Third Quarter 2016 (from July 29, 2016)	0.970	0.525
Most Recent Six Months:
September 2017 (through September 6, 2017)	3.000	2.680
August 2017	2.530	1.470
July 2017	2.150	1.650
June 2017	3.000	1.780
May 2017	3.290	2.320
April 2017	2.610	1.750
March 2017	3.664	1.050

On September 6, 2017, the last reported sales price of the U.S. listed warrants on The NASDAQ Capital Market was $2.82 per warrant.

S-11

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $4.0 million, after deducting placement agent fees and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, including research and development, clinical trials and general and administrative expenses. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2017; and

●	on an as adjusted basis to give effect to the completion of this offering based on an offering price of $8.10 per ADS, after deducting the placement agent fees and estimated offering expenses payable by us.

The following depiction of our capitalization on an as adjusted basis as of June 30, 2017 reflects only the net proceeds from this offering, and does not reflect exercise of any options or warrants or any other transactions impacting our capital structure subsequent to June 30, 2017. The amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

S-12

	As of June 30, 2017
	(Actual)	(As Adjusted)
	(U.S.$ in thousands)
Warrants liability:	2,074	2,074

Shareholders’ equity:

Ordinary shares	-	-
Additional paid-in capital	19,258	23,287
Share-based payments	2,807	2,807
Treasury shares	(2,696)	(2,696)
Accumulated deficit	(15,095)	(15,095)
Total shareholders’ equity	4,274	8,303
Total capitalization (long-term liabilities and equity)	6,348	10,377

The above table is based on 108,804,540 shares outstanding as of June 30, 2017 and excludes the following:

●	2,686,693 ordinary shares held in treasury;

●	10,907,890 ordinary shares issuable upon the exercise of 10,907,890 options at a weighted average exercise price of NIS 1.20 ($0.34) per share issuable under the Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme, or the 2014 Cellect Option Plan, and an additional 1,463,086 ordinary shares reserved for future issuance under our 2014 Cellect Option Plan;

●	227,358 ordinary shares issuable upon the exercise of 227,358 options at exercise price of NIS 1.00 ($0.28) per share issued to a consultant;

●	1,927,801 ordinary shares issuable upon the exercise of 1,927,801 options (Series A) at an exercise price of NIS 2.1 ($0.59) per share;

●	20,700,420 ordinary shares underlying ADSs issuable upon exercise of the investor warrants issued in our U.S. initial public offering; and

●	321,020 ordinary shares underlying ADSs issuable upon exercise of representative’s warrants issued in our U.S. initial public offering.

S-13

DILUTION

If you invest in the ADSs, your ownership interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding ordinary shares as represented by ADSs.

Our net tangible book value as of June 30, 2017 was $4.3 million, or $0.79 per ADS. After giving effect to the sale of the ADSs in the aggregate amount of $4.3 million at an offering price of $8.10 per ADS, and after deducting placement agent fees and estimated offering expenses payable by us, our net tangible book value as of June 30, 2017 would have been $8.3 million or $1.39 per ADS. This represents an immediate increase in the net tangible book value of $0.60 per ADS to our existing shareholders and an immediate and substantial dilution in net tangible book value of $6.71 per ADS to new investors. The following table illustrates this per share dilution:

Offering price per ADS		$8.10
Net tangible book value per ADS as of June 30, 2017	$0.79
Increase in net tangible book value per ADS after this offering	$0.60

As-adjusted net tangible book value per ADS as of June 30, 2017, after giving effect to this offering		$1.39

Dilution per ADS to new investors in this offering		$6.71

The above table is based on 108,804,540 shares outstanding as of June 30, 2017 and excludes the following:

●	2,686,693 ordinary shares held in treasury;

●	10,907,890 ordinary shares issuable upon the exercise of 10,907,890 options at a weighted average exercise price of NIS 1.20 ($0.34) per share issuable under the Cellect Biotechnology Ltd. 2014 Global Incentive Option Scheme, or the 2014 Cellect Option Plan, and an additional 1,463,086 ordinary shares reserved for future issuance under our 2014 Cellect Option Plan;

●	227,358 ordinary shares issuable upon the exercise of 227,358 options at exercise price of NIS 1.00 ($0.28) per share issued to a consultant;

●	1,927,801 ordinary shares issuable upon the exercise of 1,927,801 options (Series A) at an exercise price of NIS 2.1 ($0.59) per share;

●	20,700,420 ordinary shares underlying ADSs issuable upon exercise of the investor warrants issued in our U.S. initial public offering; and

●	321,020 ordinary shares underlying ADSs issuable upon exercise of representative’s warrants issued in our U.S. initial public offering.

Because there is no minimum offering amount required as a condition to the closing of this offering, the dilution per share to new investors may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of ADSs we are offering.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our ordinary shares or outstanding warrants to purchase our ADSs or ordinary shares. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors.

S-14

PLAN OF DISTRIBUTION

Pursuant to an engagement letter dated as of September 6, 2017, we have engaged H.C. Wainwright & Co., LLC, or H.C. Wainwright, as our placement agent for this offering. H.C. Wainwright is not purchasing or selling any shares, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of shares other than the use its “best efforts” to arrange for the sale of share by us. Therefore, we may not sell the entire amount of ADSs being offered. H.C. Wainwright may engage one or more sub-agents or selected dealers to assist with the offering.

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to seven percent (7%) of the gross proceeds to us from the sale of the securities in the offering from investors introduced to the Company by the placement agent. We have also agreed to pay the placement agent a non-accountable expense allowance of $15,000 and up to $30,000 of certain expenses.

An associated person of H.C. Wainwright has agreed to purchase 22,500 ADSs in this offering for a total purchase price of $182,250.

In addition, we agreed to grant unregistered compensation warrants to the placement agent to purchase a number of ADSs equal to five percent (5%) of the aggregate number of ADSs sold to the investors in this offering placed by H.C. Wainwright. The compensation warrants will have an exercise price of $10.125 per ADS and a term of one year. Pursuant to FINRA Rule 5110(g), the compensation warrants and any shares issued upon exercise of the compensation warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security:

●	by operation of law or by reason of reorganization of our company;

●	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period;

●	if the aggregate amount of securities of our company held by the holder of the compensation warrants or related persons do not exceed 1% of the securities being offered;

●	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

●	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The placement agent shall also be entitled to the foregoing cash and warrant compensation (other than the non-accountable expense allowance) with respect to certain investors who participate in this offering or who are introduced to us by the placement agent during the term of the engagement letter that invest in any subsequent capital-raising transaction during the 9-month period following the termination or expiration of the engagement letter.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent may be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

The engagement letter agreement provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act.

The foregoing description of the engagement agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to such, a copy of which is attached as an exhibit to our Report on Form 6-K being filed with the SEC in connection with this offering and is incorporated herein by reference.

From time to time, the placement agent has provided or may provide in the future, various advisory, investment and other services to us in the ordinary course of business, for which it has received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

The depositary for the ADSs to be issued in this offering is The Bank of New York Mellon.

S-15

EXPERTS

The consolidated financial statements of Cellect Biotechnology Ltd. and its subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 b to the consolidated financial statements), included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

McDermott Will & Emery LLP has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Doron Tikotzky Kantor Gutman Cederboum & Co., Israel has passed upon certain legal matters regarding the securities offered hereby under Israeli law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus supplement, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus supplement. Since this prospectus supplement does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the SEC’s Public Reference Room, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering.  The documents we incorporate by reference are:

(1)	Our annual report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 23, 2017;

(2)	Our Form 6-Ks furnished with the SEC on March 23, 2017, March 30, 2017, April 4, 2017, May 3, 2017, May 4, 2017, May 10, 2017, May 17, 2017, May 30, 2017, June 12, 2017, June 26, 2017, June 26, 2017, August 1, 2017 August 21, 2017 and September 5, 2017 (in each case, to the extent expressly incorporated by reference into our Registration Statement on Form S-8 (File No. 333-214817)); and

(3)	the description of the ADSs and ordinary shares contained in our Form 8-A filed with the SEC on July 27, 2016 including any amendment or report filed for the purpose of updating such description.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus supplement, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

S-16

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

(+972) (9) 974 1444

Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement, or such earlier date, that is indicated in this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

EXPENSES

The following table sets forth costs and expenses, other than any placement agent fees, we expect to incur in connection with the offering.

Legal fees and expenses	$105,000
Depositary fees	$2,000
Accounting fees and expenses	$10,000
Printing expenses	$1,000
Miscellaneous	$15,500

Total	$133,500

* denotes estimate

S-17

$75,000,000

Ordinary Shares

American Depositary Shares representing Ordinary Shares

Warrants

Subscription Rights

Units

We may offer, issue and sell from time to time up to US$75,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our ordinary shares, including in the form of American Depositary Shares, or ADSs, warrants to purchase ordinary shares, including in the form of ADSs, subscription rights and a combination of such securities, separately or as units, in one or more offerings. Each ADS represents 20 ordinary shares. This prospectus provides a general description of offerings of these securities that we may undertake.

We refer to our ADSs, ordinary shares, warrants, subscription rights, and units, collectively as “securities” in this prospectus.

Each time we sell our securities pursuant to this prospectus, we will provide the specific terms of such offering in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus, the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can More Find Information About Us,” before you make your investment decision.

We may, from time to time, offer to sell the securities, through public or private transactions, directly or through underwriters, agents or dealers, on or off The NASDAQ Capital Market or Tel Aviv Stock Exchange Ltd., or the TASE, as applicable, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts.

Our ADSs and our warrants are listed on the NASDAQ Capital Market under the symbols “APOP” and “APOPW”, respectively. On July 31, 2017, the closing price of our ADSs and warrants on the NASDAQ Capital Market was $7.42 and $2.15. Our ordinary shares also trade on the TASE, under the symbol “APOP.”  On July 31, 2017, the last reported sale price of our ordinary shares on the TASE was NIS 1.36 per share or US$0.38 per share (based on the exchange rate reported by the Bank of Israel on July 31, 2017).  On September 3, 2017, our ordinary shares will cease trading on the TASE.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on July 31, 2017, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $28.6 million. We have not issued any securities pursuant to Instruction I.B.5. of Form F-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in these securities involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 6 and the “Risk Factors” in “Item 3: Key Information- Risk Factors” of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell our securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. Each time we offer our securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Incorporation By Reference.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement.

Throughout this prospectus, unless otherwise designated, the terms “we”, “us”, “our”, “Cellect”, “the Company” and “our Company” refer to Cellect Biotechnology Ltd. and its wholly-owned subsidiaries. References to “ordinary shares”, “ADSs”, “warrants” and “share capital” refer to the ordinary shares, ADSs, warrants and share capital, respectively, of Cellect.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our financial statements are prepared and presented in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Unless derived from our financial statements or otherwise noted, the terms “shekels,” “Israeli shekels” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar,” “US$,” “USD” or “$” refer to U.S. dollars, the lawful currency of the United States.

OUR BUSINESS

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes included at the end of this prospectus before making an investment in our securities.

Overview

We are an emerging biotechnology company that has developed a novel technology platform known as Apograft™ that functionally selects stem cells in order to improve the safety and efficacy of regenerative medicine and stem cell therapies. We aim to become the standard enabling technology for the enrichment of the stem cell population for companies developing stem cell therapies, for physicians practicing regenerative medicine and for researchers and academia engaged in stem cell research.

We believe our innovative technology platform represents a potential breakthrough in the field of regenerative medicine by using functional selection of stem cells. Efficient selection enables retention of most of the stem cells from various starting bulk of cells while neutralizing harmful mature cells from this bulk of raw material. Animal models suggest that this process results in dramatic decrease of toxicity coupled with the enrichment of the stem cell population.

Our Apograft technology platform takes advantage of a functional characteristic of stem cells relating to apoptosis. Apoptosis is the process of programmed cell death and is a vital part of physiological development and maintenance of all organisms. Stem cells flourish in an environment where normal cells die because their major role is reconstitution of damaged tissue. Stem cells are attracted to areas of cell death, areas typified by very high levels of apoptotic activity and apoptotic-inducing signals.

We are currently developing our first product based on our Apograft technology platform, the ApotainerTM selection kit. The Apotainer selection kit is an easy to use, cost effective, off the shelf stem cell selection kit. The Apograft technology platform is being tested for clinical use in allogeneic (using stem cells from a donor) hematopoietic stem cell transplantation, or HSCT for the treatment of hematological malignancies (blood cancers such as leukemia and lymphoma). HSCT, also known as bone marrow transplantation, has for decades been curative for many patients with hematological malignancies. Clinical trials have shown that HSCT can also be used for other non-malignant indications (such as autoimmune diseases), but is rarely used due to high toxicity. However, application of allogeneic HSCT is limited by graft-versus-host-disease, or GvHD, a condition in which the transplanted immune cells (populating the graft in 10,000 higher numbers then the stem cells) recognize the host cells and organs as foreign and attack them. GvHD does not resolve by itself and is a major cause of transplant-related morbidity and mortality. Despite improvements in the outcome of HSCT over recent years through improved supportive care, infection control and use of reduced intensity and reduced toxicity conditioning regimens, HSCT is still associated with significant morbidity and mortality mainly due to GvHD, and as such HSCT is restricted to patients with life threatening advanced diseases. Due to non-efficient selection of stem cells for HSCT, the complex and expansive laboratory process performed using technologies currently available is able to reduce toxicity only at a significant tradeoff —  failure of engraftment, graft rejection, cancer reoccurrence and high costs of treatment.

We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our Apograft technology platform in order to clinically validate that our technology can efficiently select stem cells resulting in neutralizing harmful cells and their associated medical complications. We believe that demonstrating the safety of our technology for this indication will validate the use of our Apograft technology platform for the treatment of other indications (e.g., solid organ transplantation and auto-immune diseases) and consequently for the adoption of our Apograft technology platform by stem cell therapeutic companies, academia, researchers and others seeking to enrich their stem cell population. In that regard, we believe that after the first reported results of our human trials, as discussed further below, we will achieve validation of our product’s safety profile, which may result in permitting us to further develop our technology for multiple indications, even before marketing approval is obtained. In addition, we believe such validation of our proof of concept will provide us with the opportunity to license our Apograft technology platform in the near term.

We plan to bring our Apotainer selection kits to market for HSCT as a combination product subject to the primary jurisdiction of the Center for Biologics Evaluation and Research, or  CBER. The term “combination product”, when used to describe our Apotainer selection kits, refers to a product, regulated by the FDA, which is comprised of a consumable medical device (container) with a biological activity. We believe that our Apotainer selection kit will be designated as an orphan product and possibly as a fast track and breakthrough technology, which, if received, would result in a reduced cost of development and expedited marketing approvals, however there is no assurance that such designations will ever be obtained.

All of our research efforts to date have culminated in two studies performed on human HSCT grafts. The first study was performed during 2015 - 2016. In this study we used small portions of human grafts to validate and optimize the process, and show robustness and repeatability of the process. More than 100 samples were analyzed for the different effects on the various groups of cells (stem and mature immune) as well as their functional capabilities (such as migration, colony forming). Some of these samples were transplanted into murine models for safety and GvHD assessments. Results from this study will be published at an upcoming medical conference. The second study, which was initiated in the first quarter of 2017, is performed on cancer patients undergoing matched related allogeneic HSCT transplantation. This Phase I/II trial was approved by the Israeli Ministry of Health and the Rambam Medical Center’s ethical committee. The first patient was recruited for this trial on February 6, 2017, and we expect interim results from this study during the second half of 2017.

Consequently, we hope to commence a second human trial in the United States and/or Europe in the first half of 2018. On May 3, 2017, we announced that the FDA provided us with pre-Investigational New Drug (IND) meeting minutes supporting an IND submission for ApoGraft and aim to initiate an FDA study before the end of 2017. We hope to initiate a pivotal study in 2018-2019.

Our Strategy

We have developed a novel technology platform, the Apograft technology platform, for the functional selection of adult stem cells. This technology is expected to improve the safety and efficacy of regenerative medicine and stem cell therapies by a cost effective method of achieving stem cells for any indication in quality, quantity and competitive price. We aim to become the standard enabling technology for the enrichment of stem cells and manufacturing of any adult stem cells based products for companies developing stem cell therapies and for researchers and academia engaged in adult stem cell research.

Key elements of our strategy to accomplish this objective include the following:

●	Achieve relatively quick validation of the use of our Apograft technology platform in a clinical setting. We have chosen allogeneic HSCT for the treatment of hematological malignancies as our first target indication for our Apograft technology platform in order to clinically validate that our technology can efficiently select stem cells while eliminating harmful cells and consequently the medical complications such as GvHD. We believe hematopoietic cells transplantation to patients undergoing allogeneic HSCT can be dramatically improved. Based on our Apograft technology platform, we are currently developing the ApotainerTM selection kit, an off the shelf stem cell selection kit, which we believe may significantly improve the therapeutic potential of allogeneic HSCT by addressing major complications that currently contribute to the high morbidity and mortality of the procedure . We believe that the concomitant reduction of toxicity of allogeneic HSCT will allow clinicians to undertake HSCT earlier in the blood cancer treatment routine. Typically, combination products are expected to obtain relatively quicker validation from the FDA and the EMA when compared to pharmaceutical/ biological products and drugs. Based on our initial consultations with our U.S. and European regulatory consultants, we believe that we might only need to successfully complete a single pivotal study with a relatively small number of patients (approximately one hundred in total) in order to obtain marketing approval of our Apotainer selection kit for allogeneic HSCT. We believe such a study can be completed in approximately two to three years. However, there is no guarantee that the proposed pathway will be approved by the FDA or EMA, or that validation will occur as quickly as we hope, if at all. In addition, we believe that our product may achieve “breakthrough” or orphan drug designation with the FDA, enabling a fast track review and approval process by the FDA however there is no assurance that such designations will ever be obtained. Typically, the validation process for regular clinical development for standard cell therapy can take between eight and ten years. In comparison to the typical validation process timeline, we believe our technology platform may complete the validation process relatively quickly.

●	Leverage our scientific, clinical and regulatory expertise to build and advance our Apograft technology platform beyond the allogeneic HSCT setting. Based on the validation of our Apotainer selection kit for clinical use in the allogeneic HSCT setting, we intend to test the kit for other indications such as solid organ transplantation and auto-immune system disorders (such as Type 1 diabetes, Crohn’s disease, psoriasis and lupus). We also intend to develop our Apograft technology platform for other sources of stem cells (e.g., cord blood and fat) and other types of stem cells — most notably mesenchymal and neural. We believe that by expanding the various applications, sources and types of stem cells that can be used with our technology, we will establish broad use of our Apograft technology platform.

●	Build a diversified product portfolio. Beginning with the development of our Apotainer selection kit as a combination product or medical device, which we believe will shorten the time to market, we intend to expand our product development and build a diversified product portfolio of Apograft based products for a broad spectrum of market segments, up to and including all production and research processes for stem cell based products. The pipeline of products is designed to address different markets beyond the clinical use such as products for research purposes and tools for manufacturing facilities for cell therapies and especially adult stem cells.

●	Selectively engage in strategic partnerships that establish our Apograft technology platform as the standard enabling technology for the enrichment of the stem cell population. We ultimately seek to collaborate with other companies engaged in developing stem cell therapies. By incorporating our Apograft technology into their manufacturing process we will be able to significantly reduce their cost of manufacturing while improving the end products. As we believe our Apograft technology will significantly increase the yields of the first step of manufacturing (harvesting the stem cells) from any source of stem cells (i.e. blood, bone marrow, fat) and will result in a more purified bulk of stem cells, the next steps needed to reach the final products will be shorter, more efficient, less costly and result in a better product. We intend to launch a proactive campaign for engaging those companies during 2017.

In the short term, we are currently focused on achieving the following critical milestones:

●	Pathway to first-in-human proof of concept: We are currently enrolling patients to a Phase I/II study performed on cancer patients undergoing matched related allogeneic HSCT. This Phase I/II trial was approved by the Israeli Ministry of Health and the Rambam Medical Center’s ethical committee. The first patient was recruited on February 6, 2017 and interim results are expected during the second half of 2017.

●	Pathway to product prototype: We are engaged in developing prototypes of our Apotainer selection kit. Recently, we demonstrated a proof of concept for the binding of the apoptotic protein to a polymer without impairing the protein’s apoptotic activity. We tested a number of polymers and binding methods and selected the one best suited for manufacturing the stem cell selection kits. We aim to complete development of the first prototype Apotainer selection kit by the end of 2017.

●	Patent portfolio enhancement: We are currently expanding our patent coverage from our current seven patent families by applying for additional patents for inventions created during the development. In addition, we are seeking relevant patents available for in licensing.

In the long term, we are focused on leveraging our key assets, including our intellectual property, our development team and our facilities, to advance our technologies and are pursuing strategic collaborations with members of academia and industry.

Regenerative Medicine and Cell Therapy

Our business focus is the development of technologies for the functional selection of stem cells in the field of regenerative medicine. According to Regenerative Medicine (2008, 3(1), 1-5 [47]), regenerative medicine is the “process of replacing or regenerating human cells, tissues or organs to restore or establish normal function”. Cell therapy as applied to regenerative medicine holds the promise of regenerating damaged tissues and organs in the body by rejuvenating damaged tissue and by stimulating the body’s own repair mechanisms to heal previously irreparable tissues and organs.

Medical cell therapies are classified into two types: allogeneic (cells from a third-party donor) or autologous (cells from one’s own body), with each offering its own distinct advantages. Allogeneic cells are beneficial when the patient’s own cells, whether due to disease or degeneration, are not as viable as those from a healthy donor. The use of healthy donors’ stem cells is severely limited by the accompanied immune cells of the donor which may attack cells or organs of the transplanted patient. This rejection is limited to adult cells with stem cells generally evading such rejection. Separation of the immune rejection causing cells from the stem cells is therefore the bottle neck of all stem cell based therapies.

Regenerative medicine can be categorized into major subfields as follows:

●	Cell Therapy. Cell therapy involves the use of cells, whether derived from adults, children or embryos, third-party donors or patients, from various parts of the body, for the treatment of diseases or injuries. Therapeutic applications may include cancer vaccines, cell based immune-therapy, arthritis, heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and brain or spinal cord injuries. This subfield also includes the development of growth factors and serums and natural reagents that promote and guide cell development.

●	Tissue Engineering. This subfield involves using a combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs, or using a mixture of technology in a bioprinting process. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Therapeutic applications may include heart patch, bone re-growth, wound repair, replacement neo-urinary conduits, saphenous arterial grafts, inter-vertebral disc and spinal cord repair.

●	Diagnostics and Lab Services. This subfield involves the production and derivation of cell lines that may be used for the development of drugs and treatments for diseases or genetic defects. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells and cell-based diagnostic tools.

All living complex organisms start as a single cell that replicates, differentiates (into various tissues and organs) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to treat disease, regenerate damaged or aged tissue and provide functional as well as cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore immune system cells mainly after chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use world-wide and are typically reimbursed by insurance.

Over the past number of years, cell therapies have been in clinical development to attempt to treat an array of human diseases. The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials. Dendreon Corporation’s Provenge therapy for prostate cancer received FDA approval in early 2010. Researchers around the globe are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells for the treatment of numerous organ diseases or injuries, including those of the brain and spinal cord. Cell therapies are also being evaluated for safety and effectiveness to treat heart disease, autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases. While no assurances can be given regarding future medical developments, we believe that the field of cell therapy is a subset of biotechnology that holds promise to improve human health, help eliminate disease and minimize or ameliorate the pain and suffering from many common degenerative diseases relating to aging.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. – “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains express or implied “forward-looking statements” within the meaning of U.S. Federal securities laws. These forward-looking statements include, but are not limited to:

●	our expectations regarding the timing of commencing clinical trials with respect to our ApoGraft process and our Apotainer selection kit;

●	our expectations regarding the progress of our clinical trials, including the duration, cost and whether such trials will be conducted at all;

●	our intention to hold meetings with regulators and apply for regulatory approval for our product candidates, and the costs and timing of such regulatory approvals;

●	the likelihood of regulatory approvals for our product candidates;

●	the timing and cost of the developments of our prototype Apotainer selection kit;

●	our expectation to obtain a sufficient supply of FasL for our needs in the foreseeable future;

●	the market size and future sales of our product candidates or any other future products or product candidates;

●	that our technology may potentially improve the safety and efficacy of regenerative medicine stem cell therapy and other potential advantages of our selection process for physicians, academics, researchers and others;

●	our intention to expand our product development and build a diversified product portfolio of Apograft products for a broad spectrum of market segments; and

●	our estimates regarding anticipated expenses, capital requirements and our needs for substantial additional financing.

In some cases, forward-looking statements are identified by terminology such as “believes”, “estimates”, “expects”, “intends”, “plans”, “potential”, “may”, “should”, “could”, “might”, “seeks”, “targets”, “will”, “would”, “projects”, “forecasts”, “continues” or “anticipates” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements may be included in, among other things, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors.” In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not suggest different conclusions or that historic results referred to in this prospectus would not be interpreted differently in light of additional research and clinical and preclinical trials results.

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $75,000,000.  The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below).

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the TASE, under the symbol “APOP” since 1990. On September 3, 2017, the ordinary shares will cease trading on the TASE.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars. U.S. dollar per ordinary share amounts are calculated using the average U.S. dollar representative rate of exchange on the period to which the high or low market price is applicable, as reported by the Bank of Israel.

	NIS		U.S.$
	Price Per		Price Per
	Ordinary		Ordinary
	Share		Share
	High	Low	High	Low

Annual:
2016	1.998	0.45	0.520	0.117
2015	1.626	0.989	0.419	0.255
2014	1.531	0.705	0.428	0.197
2013	2.020	0.182	0.560	0.050
2012	1.706	0.169	0.443	0.043

Quarterly:
Third Quarter 2017 (through July 31, 2017)	1.408	1.305	0.397	0.368
Second Quarter 2017	1.856	1.315	0.517	0.367
First Quarter 2017	1.880	0.584	0.504	0.157
Fourth Quarter 2016	0.844	0.450	0.220	0.117
Third Quarter 2016	1.593	0.825	0.419	0.217
Second Quarter 2016	1.998	1.338	0.523	0.350
First Quarter 2016	1.499	1.207	0.384	0.309
Fourth Quarter 2015	1.472	1.040	0.380	0.268
Third Quarter 2015	1.381	1.143	0.359	0.297
Second Quarter 2015	1.626	1.267	0.420	0.327
First Quarter 2015	1.501	0.989	0.380	0.251

Most Recent Six Months:
July 2017	1.408	1.305	0.397	0.368
June 2017	1.598	1.315	0.452	0.372
May 2017	1.856	1.639	0.516	0.456
April 2017	1.707	1.460	0.468	0.400
March 2017	1.880	1.082	0.515	0.296
February 2017	1.330	0.634	0.357	0.170

On July 31, 2017, the last reported sales price of our ordinary shares on the TASE was NIS 1.36 per share or US$0.38 per share (based on the exchange rate reported by the Bank of Israel for such date).

PRICE RANGE OF OUR ADSs AND U.S. LISTED WARRANTS

On July 29, 2016, our ADSs and warrants began trading on The NASDAQ Capital Market under the symbol “APOP” and “APOPW”, respectively.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ADSs on The NASDAQ Capital Market in U.S. dollars.

	U.S.$
	Price Per
	ADS
	High	Low

Annual:
2016 (from July 29, 2016)	5.300	2.660
Quarterly:
Third Quarter 2017 (through July 31, 2017)	8.140	7.380
Second Quarter 2017	10.360	7.600
First Quarter 2017	10.900	3.068
Fourth Quarter 2016	4.630	2.660
Third Quarter 2016 (Since July 29, 2016)	5.300	4.390
Most Recent Six Months:
July 2017	8.140	7.380
June 2017	8.980	7.600
May 2017	10.360	8.890
April 2017	9.570	7.940
March 2017	10.900	5.940
February 2017	6.720	3.450

On July 31, 2017, the last reported sales price of the ADSs on The NASDAQ Capital Market was $7.42 per ADS.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our U.S. listed warrants on The NASDAQ Capital Market in U.S. dollars.

	U.S.$
	Price Per
	Warrant
	High	Low

Annual:
2016 (from July 29, 2016)	0.970	0.520
Quarterly:
Third Quarter 2017 (through July 31, 2017)	2.150	1.650
Second Quarter 2017	3.290	1.750
First Quarter 2017	3.644	0.380
Fourth Quarter 2016	0.850	0.520
Third Quarter 2016 (Since July 29, 2016)	0.970	0.525
Most Recent Six Months:
July 2017	2.150	1.650
June 2017	3.000	1.780
May 2017	3.290	2.320
April 2017	2.610	1.750
March 2017	3.664	1.050
February 2017	1.180	0.560

On July 31, 2017, the last reported sales price of the U.S. listed warrants on The NASDAQ Capital Market was $2.15 per warrant.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, working capital, capital expenditures, and the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

The intended application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the accompanying prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds.

CAPITALIZATION

The following table sets forth our consolidated capitalization as determined in accordance with IFRS as of March 31, 2017.

The amounts shown below are unaudited. The information in this table should be read in conjunction with and is qualified by reference to the financial information thereto and other financial information incorporated by reference into this prospectus.

As of March 31, 2017 (in thousands, in $)
Warrants liability	2,398
Shareholders’ equity:
Ordinary shares	-
Share Premium Options and Warrants	18,895
Share-based payments	1,788
Treasury shares	(2,595)
Accumulated deficit	(13,263)
Total shareholders’ equity	4,825
Total capitalization	7,223

DESCRIPTION OF ORDINARY SHARES

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Ordinary Shares

As of July 31, 2017, our authorized share capital consists of 500,000,000 ordinary shares, no par value. As of July 31, 2017, there are 109,204,840 ordinary shares outstanding (which excludes 2,686,693 ordinary shares held in treasury). All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares for a period of one year following its registration, after which it is permitted to issue preferred shares (which shall bear a dividend preference and shall not have any voting rights), and all outstanding shares must be validly issued and fully paid. All outstanding shares must be registered for trading on the TASE which currently prohibits the issuance of more than one class of shares.

Articles of Association

The following are summaries of material provisions of our articles of association and the Israeli Companies Law, as amended, or the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose is set forth in Section 2 of our articles of association and includes every lawful purpose.

Registration Number

Our number with the Israeli Registrar of Companies is 520036484.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholders meeting. Shareholders may vote at shareholders meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholders meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. Except as otherwise disclosed herein, an amendment to our articles of association requires the prior approval of a simple majority of our shares represented and voting at a general meeting.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Powers of the Directors

Our board of directors directs our policy and supervises the performance of our Chief Executive Officer. Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders.

Amendment of Share Capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it determines that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Shareholders Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and in any event no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (1) any two of our directors or one quarter of the directors then in office; or (2) one or more shareholders holding, in the aggregate either (a) 5% of our issued share capital and 1% of our outstanding voting power, or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment and dismissal of directors and external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

●	director compensation, indemnification and change of the principal executive officer;

●	increases or reductions of our authorized share capital;

●	a merger;

●	the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

●	authorizing the Chairman of the board of directors or his relative to act as the company’s Chief Executive Officer or act with such authority; or authorize the company’s Chief Executive Officer or his relative to act as the Chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent. Consequently, our articles of association do not allow shareholders to approve corporate matters by written consent.

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of two or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law and our articles of association who hold or represent, in the aggregate, at least 33 1/3% of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, and within half an hour from the appointed time, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties, that require shareholder approval;

●	an approval of a merger;

●	authorizing the Chairman of the board of directors or his relative to act as the company’s Chief Executive Officer or act with such authority; or authorize the company’s Chief Executive Officer or his relative to act as the Chairman of the board of directors or act with such authority;

●	any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, so long as prior to the acceptance of the full tender offer, the acquirer and the company disclosed the information required by law in connection with the full tender offer. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange, include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, the ISA’s opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including NASDAQ, which do not provide for sufficient legal restrictions on obtaining control or an obligation to make a tender offer to the public, therefore the special tender offer requirements shall apply to such companies.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, has registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents twenty (20) ordinary shares (or a right to receive twenty (20) ordinary shares) deposited with the principal Tel Aviv office of Bank Hapoalim, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The Depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (a) directly (1) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (2) by having uncertificated ADSs registered in your name, or (b) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find More Information”.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes, or other required governmental charges. See “Taxation” below. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares.  The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (1) exercise those rights on behalf of ADS holders, (2) distribute those rights to ADS holders or (3) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least thirty days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay :	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADSs per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the Depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); converting foreign currency to U.S. dollars

Taxes and other governmental charges the Depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the Depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist our ordinary shares from an exchange on which they were listed and do not list the ordinary shares on another exchange;

●	we appear to be insolvent or enter insolvency proceedings all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders meeting; or (3) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holdings of uncertificated ADSs and holdings of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

We may issue warrants to purchase our ordinary shares, including shares represented by ADSs. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants may be issued under warrant or subscription agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The particular terms of the warrants, the warrant or subscription agreements relating to the warrants and the warrant certificates representing the warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued and exercised;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	if applicable, any provisions for cashless exercise of the warrants;

●	if applicable; any exercise limitations with respect to the ownership limitations by the holder exercising the warrant;

●	information with respect to book-entry procedures, if any;

●	any material Israeli and United States federal income tax consequences;

●	the anti-dilution provisions of the warrants, if any; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Holders of warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the warrants.

U.S. Listed Warrants

We may also expand the existing registered warrants series currently listed on The NASDAQ Capital Market under the symbol “APOPW,” and issue additional listed warrants.

The following summary of certain terms and provisions of the U.S. listed warrants is not complete and is subject to, and qualified in its entirety by the provisions of the Warrant Agent Agreement and form of Warrant Certificate, which is filed as an exhibit to the registration statement filed with the SEC on Form F-1 (Registration No. 333-212432) on July 26, 2016, as subsequently amended and supplemented. Prospective investors should carefully review the terms and provisions set forth in the Warrant Agent Agreement and form of Warrant Certificate, as amended. The U.S. listed warrants are administered by the Bank of New York Mellon, as warrant agent.

Exercisability. The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below), together with the ADS issuance fee of up to $0.05 per ADS and other applicable charges and taxes. Unless otherwise specified in the warrant, the holder will not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the warrants.

Cashless Exercise. In the event that a registration statement covering ordinary shares underlying the warrants is not effective, and an exemption from registration is not available for the resale of such ordinary shares underlying the warrants, the holder may, in its sole discretion, exercise warrants and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of ADSs determined according to the formula set forth in the warrant agreement. The issuance fee of up to $0.05 per ADS, as well as other applicable charges and taxes, are due and payable upon any cashless exercise.

Exercise Price. he initial exercise price per ADS purchasable upon exercise of the warrants is $7.50 per ADS and is subject to adjustments for stock splits, reclassifications, subdivisions, and other similar transactions. In addition to the exercise price per ADS, the issuance fee of up to $0.05 per ADS and other applicable charges and taxes are due and payable upon exercise.

Anti-Dilution Provisions. The exercise price is subject to adjustment in the event of sales of our ADSs or an equivalent number of ordinary shares during the eighteen month period following the closing at a price per share less than the exercise price then in effect (or securities convertible or exercisable into ADSs or equivalent number of ordinary shares at a conversion or exercise price less than the exercise price then in effect subject to customary exceptions). In addition, the exercise price and the number of ADSs issuable upon exercise are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock subdivisions and combinations, reclassifications or similar events affecting our ADSs or ordinary shares.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to the warrant agent, together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing. The warrants are issued in registered form under the warrant agreement between us and the warrant agent.

Rights as a Stockholder. Except as otherwise provided in the warrant agreement or by virtue of such holder’s ownership of ADSs or ordinary shares, the holder of warrants does not have rights or privileges of a holder of ADSs or ordinary shares, including any voting rights, until the holder exercises the warrants.

Representative’s Warrants

We issued to the representative of the underwriters in our July 2016 initial public offering representative’s warrants to purchase up to 77,538 ADSs. The ADSs issuable upon exercise of these warrants are identical to those offered in our initial public offering except that the representative’s warrants will be issued in certificated form and have an exercise price per ADS of $8.775. We have registered the representative’s warrants and the ADSs issuable upon exercise of the representative’s warrants. The representative’s warrants are exercisable for cash or on a cashless basis and terminate on a date which is four years from issuance. The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ADSs at a price below the warrant exercise price.

The description in the applicable prospectus supplement of any warrants we offer, including, without limitation, any additional U.S. listed warrants, will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants, or to the Warrant Agent Agreement, as amended, and form of Warrant Certificate, as subsequently amended and supplemented, if we offer U.S. listed warrants without amending its terms. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Where You Can Find More Information” beginning on page 30 and “Incorporation of Information by Reference” beginning on page 31. We urge you to read any applicable prospectus supplement and the applicable warrant agreement, or the Warrant Agent Agreement, as amended, and form of Warrant Certificate, as subsequently amended and supplemented, if we offer U.S. listed warrants without amending its terms, in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares and/or our ADSs. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

●	the price, if any, for the subscription rights;

●	the exercise price payable for each ordinary share and/or ADS upon the exercise of the subscription rights;

●	the number of subscription rights to be issued to each shareholder;

●	the number and terms of the ordinary shares and/or ADSs which may be purchased per each subscription right;

●	the extent to which the subscription rights are transferable;

●	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

●	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

●	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

●	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see “Where You Can Find More Information” beginning on page 30 and “Incorporation of Information by Reference” beginning on page 31. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. For more information on how you can obtain copies of the applicable unit agreement if we offer units, see “Where You Can Find More Information” beginning on page 30 and “Incorporation of Information by Reference” beginning on page 31. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold:

●	through agents;

●	to or through one or more underwriters on a firm commitment or agency basis;

●	through put or call option transactions relating to the securities;

●	to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through privately negotiated transactions;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	directly to purchasers, including our affiliates , through a specific bidding or auction process, on a negotiated basis or otherwise; to or through one or more underwriters on a firm commitment or best efforts basis;

●	exchange distributions and/or secondary distributions;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

●	transactions in options, swaps or other derivatives that may or may not be listed on an exchange or

●	through any other method permitted pursuant to applicable law; or

●	through a combination of any such methods of sale.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on The NASDAQ Capital Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will sell any of our listed securities to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell any of our listed securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any of our listed securities which are sold will be sold at prices related to the then prevailing market prices for our listed securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our listed securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, penalty bids and other transactions that stabilize, maintain or otherwise affect the price of the offered securities. These activities may maintain the price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

●	a stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

●	a syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

●	a penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, ordinary shares, ADSs or warrants may be issued upon conversion of or in exchange for debt securities or other securities.

Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or in connection with a simultaneous offering of other securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Cellect Biotechnology Ltd. and its subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated by reference in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 b to the consolidated financial statements), included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Doron Tikotzky Kantor Gutman Cederboum & Co., Israel, has passed upon certain legal matters regarding the securities offered hereby under Israeli law and McDermott Will & Emery LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. federal securities law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, including amendments and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. You may review and copy the registration statement, reports and other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the SEC. For further information on the public reference facility, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968.  Copies of our filings with the ISA can be retrieved electronically through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

INCORPORATION BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-37846). These filings contain important information that does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered:

●	our annual report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 23, 2017;

●	our Form 6-Ks furnished with the SEC on March 23, 2017, March 30, 2017, April 4, 2017, May 3, 2017, May 4, 2017, May 10, 2017, May 17, 2017, May 30, 2017, June 12, 2017, June 26, 2017, June 26, 2017 and August 1, 2017 (in each case, to the extent expressly incorporated by reference into our Registration Statement on Form S-8 (File No. 333-214817));

●	the description of the ADSs and ordinary shares contained in our Form 8-A filed with the SEC on July 27, 2016 including any amendment or report filed for the purpose of updating such description;

 In addition, any reports on Form 6-K submitted to the SEC by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Cellect Biotechnology Ltd.

23 Hata’as Street

Kfar Saba, Israel 44425

(+972) (9) 974 1444

Attention: Investor Relations

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEMENT OF FOREIGN JUDGMENTS

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Doron Tikotzky Kantor Gutman Cederboum & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the judgment was obtained by fraud;

●	the possibility given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. The following is a statement of estimated expenses at the present time in connection with the distribution of the securities registered hereby. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$8,692.50
FINRA filing fee	$11,750
Legal fees and expenses	$30,000
Accountants fees and expenses	$7,000
Printing Fees	$3,000
Miscellaneous	$4,000
Total	$64,442.50

10,622,720 Ordinary Shares Represented by 531,136 American Depositary Shares

Prospectus Supplement

September 7, 2017

H.C. Wainwright & Co.